SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

1301 “A” Street

Tacoma, Washington 98402

March 15, 2004

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, April 28, 2004 at the Best Western Fife Hotel and Conference Center, 5700 Pacific Highway East, Fife, Washington.

At the meeting, you and the other shareholders will be asked to approve the election of nine directors to the Columbia Board. In addition, we are asking you to approve amendments to our 2000 Stock Option Plan to authorize the issuance of restricted stock awards and to increase the number of shares available for issuance under the plan. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2003.

We hope that you can join us on April 28th. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser Chairman	Melanie J. Dressel President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2004

The 2004 Annual Meeting of Shareholders of Columbia Banking System, Inc. (“Columbia” or “Company”) will be held at the Best Western Fife Hotel and Conference Center, 5700 Pacific Highway East, Fife, Washington 98424 at 1:00 p.m. on Wednesday, April 28, 2004, for the following purposes:

1.	To elect nine directors to serve on the Board until the 2005 Annual Meeting of Shareholders.

2.	To amend Columbia’s 2000 Amended and Restated Stock Option Plan to (i) provide for the issuance of restricted stock awards; and (ii) increase the number of shares available under the Plan.

3.	To transact any other business that properly comes before the meeting or any adjournment of the meeting.

Shareholders owning Columbia’s shares at the close of business on March 8, 2004 are entitled to vote at the meeting.

By Order of the Board of Directors

Kristy W. House

Secretary

i

ii

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402

PROXY STATEMENT

The Board of Directors is soliciting proxies for this year’s Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 8, 2004 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 13,514,797 shares of Columbia common stock outstanding on the Record Date.

Voting materials, which include this Proxy Statement and a proxy card, together with the 2003 Annual Report are being mailed to shareholders on or about March 15, 2004.

ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you own shares of Columbia common stock. This Proxy Statement describes issues on which we would like you to vote.

When you sign the proxy card you appoint William T. Weyerhaeuser and Melanie J. Dressel as your representatives at the meeting. Mr. Weyerhaeuser and Ms. Dressel will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

Columbia’s Board of Directors is sending you this Proxy Statement in connection with its solicitation of proxies for use at the 2004 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiary, Columbia State Bank, may solicit proxies by mail, telephone, facsimile or in person.

Columbia will pay for the costs of solicitation. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of Columbia common stock.

What am I voting on?

At the Annual Meeting you will be asked to vote on (i) the election of nine directors to serve on the Board until the 2005 Annual Meeting of Shareholders or until their successors have been elected and have qualified; and (ii) an amendment to the 2000 Amended and Restated Stock Option Plan (“Plan”) to provide for the issuance of restricted stock awards and to increase the number of shares available for issuance under Plan.

Who is entitled to vote?

Only shareholders who owned Columbia common stock as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet Voting.

You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares and to confirm that your instructions have been recorded properly.

For shares registered in your name.

As a shareholder of record, you may go to http://www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

For shares registered in the name of a broker or bank.

Most beneficial owners, whose stock is held in street name, receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ Web site at http://www.bsg.adp.com.

General information for all shares voted via the Internet.

We must receive votes submitted via the Internet by 11:59 p.m. on April 27, 2004. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Mr. Weyerhaeuser and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated directors listed in this Proxy Statement and a vote FOR the amendment to the Plan.

If any other matters are considered at the meeting, Mr. Weyerhaeuser and Ms. Dressel will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Weyerhaeuser and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the election of directors. If no instructions are given with respect to amending the Plan, your broker cannot vote your shares.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 13,514,797 shares of Columbia common stock were outstanding and eligible to vote.

What vote is required to elect directors?

The nine director nominees who receive the highest number of FOR votes will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Votes withheld are counted as “no” votes for the individual director.

What vote is required to amend the Plan?

The affirmative FOR vote of a majority of those shares present and entitled to vote are required to amend the Plan. You may vote FOR, AGAINST or ABSTAIN from amending the Plan. If you ABSTAIN, it has the same effect as a vote AGAINST.

Can I vote on other matters?

Columbia has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board of Directors does not know of any other matters to be brought before the Annual Meeting.

When are proposals for the 2005 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2005 Annual Meeting must be delivered to Columbia’s Secretary no later than November 12, 2004, in order to be considered for inclusion in Columbia’s proxy statement and proxy card under the conditions set forth in federal securities laws. However, Columbia may elect, in its sole discretion, to include shareholder proposals delivered to Columbia’s Secretary by January 28, 2005 in the proxy materials. If Columbia receives notice of a shareholder proposal after January 28, 2005, the proposal will not be included in the proxy materials and the proxy holders will have discretion on how to vote on such proposals.

How do I nominate someone to be a director?

2004 Annual Meeting.

If you wish to nominate someone for election to the Board at the Annual Meeting of Shareholders you must give written notice to Columbia’s Chairman not less than 14 days nor more than 50 days prior to the date of the Annual Meeting. If Columbia gives less than 21 days’ notice of the Annual Meeting, your notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day that notice of the Annual Meeting was mailed. Your notification should contain the following information to the extent known: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of Columbia that will be voted for each proposed nominee; (d) your name and address; and (e) the number of shares of stock of Columbia you own. Columbia’s Chairman may disregard your nomination if it does not meet these requirements.

2005 Annual Meeting.

In order for a shareholder to submit a director nomination for consideration by the Company’s Nominating Committee for the 2005 slate of directors, it is necessary that the Company receive written notice not fewer than 120 days before the first anniversary of the date that the Proxy Statement for the preceding year’s annual meeting was first sent to shareholders. Columbia’s Proxy Statement was first sent to shareholders on March 15, 2004; thus, notice of any director nomination must be received by November 12, 2004. Your notification should contain the information set forth in (a), (b) (d) and (e) of the preceding paragraph, in addition to the following: (i) the number of shares of the Company which are beneficially owned by the nominee; (ii) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; and (iii) any other information relating to such person as may be required. A document indicating the candidate’s willingness to serve if elected, together with the required notification should be sent to the Chairman of the Board, c/o Columbia ‘s Corporate Secretary.

You may contact Columbia’s Corporate Secretary for a copy of the detailed procedures regarding the requirements for making shareholder proposals and nominating director candidates.

STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia’s stock?

Currently, no shareholder owns more than 5% of the outstanding shares of Columbia common stock.

How much stock do Columbia’s directors and executive officers own?

The following table shows, as of December 31, 2003, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of Columbia’s directors and executive officers as a group. Except as otherwise noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC and includes shares that could be acquired within 60 days through the exercise of an option or other right. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

Name	Position	Number(1)		Percentage(1)
William T. Weyerhaeuser	Chairman of the Board	205,877	(2)	1.5%
Melanie J. Dressel	Director, President and Chief Executive Officer	83,617	(3)	*
Jack Fabulich	Director	15,023	(4)(5)	*
John P. Folsom	Director	21,685	(4)	*
Frederick M. Goldberg	Director	9,376	(6)	*
John A. Halleran	Director	25,045	(4)	*
Thomas M. Hulbert	Director	32,043	(7)	*
Thomas L. Matson, Sr.	Director	124,331	(8)	*
Mark W. Nelson	Executive Vice President	545		*
Daniel Regis	Director	0		*
Donald Rodman	Director	18,704	(4)(9)	*
Harald R. Russell	Executive Vice President	58,430	(10)	*
Gary R. Schminkey	Executive Vice President, Chief Financial Officer	26,807	(11)	*
Evans Q. Whitney	Executive Vice President, Human Resources	68,239	(12)	*
James M. Will	Director	18,178	(4)	*
Directors and executive officers as a group (15 persons)		707,900	(13)	5.2%

*	Represents less than 1% of Columbia’s outstanding common stock.

(1)	The number and percentages shown are based on the number of shares of Columbia common stock deemed beneficially held under applicable regulations, including options exercisable on March 1, 2004, 60 days after December 31, 2003.

(2)	All shares are owned by the WBW Trust No. One for which Mr. Weyerhaeuser is the trustee with sole voting and investment power. Includes 3,734 shares subject to exercisable options.

(3)	Includes 2,294 shares held by a corporation owned by Ms. Dressel and her spouse, 28,042 shares subject to exercisable options, and 4,927 shares held indirectly in Ms. Dressel’s 401(k).

(4)	Includes 5,835 shares subject to exercisable options.

(5)	Includes 9,188 shares held in Trust for the benefit of Mr. & Mrs. Fabulich.

(6)	Includes 2,668 shares held by a partnership for the equal benefit of Mr. Goldberg and his mother over which Mr. Goldberg exercises investment power and 1,708 shares held indirectly in Mr. Goldberg’s IRA.

(7)	Includes 1,733 shares subject to exercisable options.

(8)	Includes 3,734 shares subject to exercisable options.

(9)	Includes 378 shares held in trust for the benefit of Mrs. Rodman in her IRA and 12,491 shares held in a Living Trust for the benefit of Mr. Rodman’s estate.

(10)	Includes 25,420 shares subject to exercisable options and 4,802 shares held indirectly in Mr. Russell’s 401(k).

(11)	Includes 11,595 shares subject to exercisable options and 7,508 shares held indirectly in Mr. Schminkey’s 401(k).

(12)	Includes 135 shares held by Mr. Whitney as custodian for his grandchildren; 2,668 shares held in a brokerage account for Mr. Whitney’s mother, over which Mr. Whitney exercises investment power and 18,486 shares subject to exercisable options.

(13)	Includes 121,919 shares subject to exercisable options.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

How many directors are nominated?

Columbia’s Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 25. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Bylaws further provide that up to two directors may be added by the Board between annual meetings of the shareholders. During 2003, at the recommendation of an independent director, the Board appointed Daniel C. Regis to the Board of Columbia and Columbia Bank in anticipation of the pending retirement of Jack Fabulich and John A. Halleran. The Board has determined that Mr. Regis meets the definition of “audit committee financial expert” as defined by the rules promulgated by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Messrs. Fabulich and Halleran will each attain the age of 75 prior to the 2004 Shareholders’ Meeting, and under our Bylaws, cannot stand for re-election. Columbia’s Board has fixed the number of directors to be elected at the Annual Meeting at nine and has nominated the persons listed on the following pages for election as directors to serve until the 2005 Annual Meeting or until their successors are elected.

What is the retirement age for directors?

Columbia’s Bylaws provide that any person who has not attained the age of 75 before the meeting of shareholders at which they are nominated for election (or who had not attained that age by the date of the last annual meeting of shareholders, if appointed) may become a director.

What happens if a nominee refuses or is unable to stand for election?

The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

Who are the nominees?

Information regarding each of the nominees is provided below, including each nominee’s name and age, principal occupation during the past five years, and the year first elected as a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank.

Melanie J. Dressel	Director since 1998

Ms. Dressel, 51, was named Chief Executive Officer of Columbia in February 2003 and continues to serve as the Company’s President. From January 2000 prior to her appointment, Ms. Dressel was the President and

Chief Operating Officer of Columbia, having served prior to that time and since May 1997 as Executive Vice President. She has also served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July 1998 as President and Chief Operating Officer, and from May 1997 to July 1998, as Executive Vice President. Ms. Dressel, who has over 20 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997.

John P. Folsom	Director since 1997

Mr. Folsom, 60, is president of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, since 1989.

Frederick M. Goldberg	Director since 2003

Mr. Goldberg, 64, has been a shareholder of SaltChuk Resources, Inc., Seattle, Washington, since 1982 and is currently a member of the Executive Committee and chairman of the Audit Committee of that company. Mr. Goldberg has been a managing partner of Goldberg Investments since 1986. Mr. Goldberg has also been chairman of the board of Panorama City, Lacey, Washington, since 1990 and Gibbons Lane Vineyard, Tenino, Washington, since 1997.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 57, has been the president and chief executive officer of Winsor Corporation (lighting technologies), Olympia, Washington, since 1996 and the president and chief executive officer of Hulco, Inc. (real estate investments), Olympia, Washington, since 1984.

Thomas L. Matson, Sr.	Director since 1998

Mr. Matson, 66, has been the owner and president of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia.

Daniel C. Regis	Director since 2003

Mr. Regis, 64, has been part owner and managing director of Digital Partners, LLC, Kirkland, Washington since January 2000. He is currently a director of two other public companies; Cray, Inc. and Primus Knowledge Solutions, Inc. Mr. Regis was president and a managing partner of Kirlan Venture Capital, a Seattle based company, from June 1996 until June 1999. Mr. Regis is a certified public accountant and was a partner of Price Waterhouse from 1964 until 1996.

Donald Rodman	Director since 1991

Mr. Rodman, 65, has been the owner and an executive officer of Rodman Realty, Longview, Washington, since 1961.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 60, is the Chairman of the Board of Columbia. He is a clinical psychologist who retired from private practice in Tacoma, Washington in 1998. Mr. Weyerhaeuser is currently the chairman of the board of EDEN Bioscience Corporation and Vice Chairman of Potlatch Corporation (forest products), each of which has a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. From 1984 to July 2000, Mr. Weyerhaeuser was also the owner and chairman of the board of Comerco, Inc. (holding company for the Yelm Telephone Company), Tacoma, Washington.

James M. Will	Director since 1993

Mr. Will, 57, has served as the president of Titus-Will Enterprises (automobile leasing, rental and property management), Tacoma, Washington, since 1995, and also currently serves as president of that company’s subsidiary, Titus-Will Chevrolet, Oldsmobile and Cadillac, Olympia, Washington. Prior to that time and since 1969, Mr. Will was the president of Tam Manufacturing Co. (automotive reengineering), Tacoma, Washington.

What committees has the Board established?

The Board of Directors has established an Audit Committee, Personnel and Compensation Committee and a Nominating Committee.

Audit Committee.    The Audit Committee is comprised of five directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Audit Committee operates under a formal written charter, first adopted in 2000, and recently amended and approved by the Committee and adopted by the Board. A copy of the amended Audit Charter is attached as Appendix A. Current members of the Audit Committee are: Messrs. Folsom (Chairman), Fabulich, Hulbert, Regis and Will. Mr. Regis has been identified as the qualified “Audit Committee Financial Expert” as required by SEC guidelines under the Sarbanes-Oxley. The committee held eight meetings during the year.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities; and

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters.

Personnel and Compensation Committee.    The Personnel and Compensation Committee is comprised of five directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Personnel and Compensation Committee reviews the performance of Columbia’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In addition, the Personnel and Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	administers all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Personnel and Compensation Committee meets as needed, but at least annually. Current members of the Personnel and Compensation Committee are: Messrs. Hulbert (Chairman), Goldberg, Halleran, Matson and Rodman. There were five meetings of the Personnel and Compensation Committee during 2003.

Nominating Committee.    The Nominating Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards and is responsible for recommending a slate of directors to the full board for election at the annual meeting and appointing directors to fill vacancies as they occur.

The Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “About the Meeting—How do I nominate someone to be a director?” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee adopted a charter in 2003 and is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not, nor does it anticipate adopting specific minimum qualifications for Committee-recommended nominees. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

Current members of the Nominating Committee, are Messrs. Weyerhaeuser, Folsom, Hulbert and Matson. The chairman of the board is chairman of the Nominating Committee.

How often did the Board of Directors meet during 2003?

The Board met 11 times during 2003. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. The Board has determined that each member of the Board, except for Melanie Dressel who serves as an executive officer, meets the applicable laws and listing standards regarding “independence” required by Nasdaq and that each such director is free of relationships that would interfere with the individual exercise of independent judgment.

How are directors compensated?

Columbia does not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors. During 2003, each of Columbia’s outside directors received an annual retainer of $9,000 for serving on the Board. Each Director also received $500 per meeting for attendance of Board meetings starting in July 2003. Mr. Weyerhaeuser, Chairman of the board, received an additional $6,000 in retainer fees. The Chairman of the Audit Committee and Chairman of the Compensation Committee received additional retainer fees of $6,000 and $3,000 respectively for the year. Additionally, members of the Compensation and Nominating Committees received $500 for attendance of their meetings and Audit Committee members received an additional $1,000 per meeting attended.

From time to time, Columbia authorizes the grant of nonqualified stock options to its directors. These options that are granted under the Plan, vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Personnel and Compensation Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director’s estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board, are generally subject to the Director’s attendance of at least 75% of the meetings of the Board and all committees of which the director is a member, with the exception of certain conflicts, which are excused. In 2003, the Chairman and each committee chairman received options for 1,000 shares at an exercise price of $15.12 per share.

In 2001, Columbia implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of 3 years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. Columbia paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program for 2003 as follows: Ms. Dressel ($9,446), Mr. Fabulich ($5,805), Mr. Folsom ($7,996), Mr. Halleran ($5,805), Mr. Hulbert ($9,854), Mr. Matson ($12,092), Mr. Rodman ($11,290), Mr. Weyerhaeuser ($9,583) and Mr. Will ($7,391). The benefit vests over a 5 year period provided that the directors are fully vested if (1) they obtain the age of 75, (2) they are not re-elected to the board, (3) they become disabled, or (4) there is a change of control of Columbia. If a director is terminated for cause, the director must reimburse Columbia for the full premium paid. A director must reimburse a percentage of the premium if the director voluntarily resigns or chooses not to run for re-election. The long-term care program was available to all Columbia directors, including executive officers that were also directors. Columbia has purchased Bank Owned Life Insurance policies to fund this program. The Board has discretion as to whether this program will be extended to include future officers or directors.

Corporate Governance

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Columbia operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed Sarbanes-Oxley that, among other things, establishes, or provides the basis for a number of new corporate governance standards and disclosure requirements. In addition, Nasdaq recently adopted changes to its corporate governance and listing standards. To that end, over the course of several months, the Board has reviewed Columbia’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley and the new listing standards of Nasdaq. As a result, we have taken steps to implement these rules and listing standards. In particular, we have:

•	adopted a corporate governance policy;

•	adopted a Code of Ethics for the principal executive officer and senior financial officer;

•	revised our Code of Conduct pertaining to all directors and employees of Columbia and Columbia Bank; and

•	commenced holding regularly scheduled formal meetings of the Company’s non-management directors, separate from management.

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o the Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402 or electronically by visiting the Corporate Governance section of Columbia Bank’s website at www.columbiabank.com and reviewing the procedures posted on the website. These communications will be reviewed by Columbia’s Corporate Secretary and if they are relevant to, and consistent with, the Company’s operations and policies, they will be forwarded to the Chairman of the Board.

You can access our current Audit, Compensation and Nominating Committee charters, Corporate Governance Policy and Codes of Ethics and Conduct in the “Corporate Governance” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402.

EXECUTIVE COMPENSATION

The following section describes the compensation that Columbia pays its Chief Executive Officer and the next four most highly compensated executive officers (the “Named Executives”). This section includes:

•	a report of Columbia’s Personnel and Compensation Committee on executive compensation;

•	a graph showing comparative performance of Columbia’s common stock;

•	a detailed table showing compensation of the Named Executives for the last three years; and

•	information about stock options and other benefits.

Report of the Personnel and Compensation Committee on Executive Compensation

The Personnel and Compensation Committee of the Board of Directors of Columbia (the “Committee”) has furnished the following report on executive compensation for fiscal year 2003. The Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for Columbia’s executive officers, including the Named Executives.

Responsibilities and Composition of the Committee

The Committee is responsible for (1) establishing compensation programs for executive officers of Columbia designed to attract, motivate and retain key executives responsible for the success of Columbia as a whole; (2) administering and maintaining such programs in a manner that will benefit the long-term interests of Columbia and its shareholders; and (3) determining the salary, bonus, stock option and other compensation of Columbia’s executive officers. The Committee serves pursuant to a Charter adopted by the Board of Directors.

The Committee is currently composed of Messrs. Hulbert (Chairman), Goldberg, Halleran, Matson and Rodman.

Compensation Philosophy

Columbia’s long-term goal is to become the leading community banking company headquartered in the Pacific Northwest, with a significant presence in selected markets, and to consistently increase earnings and shareholder value. Management believes that there continues to be opportunity for growth based upon its 34 branch footprint and the organization’s commitment to delivering exceptional customer service and quality products. Columbia’s growth strategy consists of the following elements:

•	Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are under-served by larger banks in its market area and are attracted by Columbia’s emphasis on relationship banking;

•	Fund loan growth through the creation of a branch system and other delivery systems catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings;

•	Continue growth through a combination of growth at existing offices, establishing new offices in desirable markets, expanding products beyond traditional loan and deposit services, and acquiring bank and non-bank companies as promising opportunities arise; and

•	Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

The achievement of these goals is intended to create long-term value for Columbia’s shareholders, consistent with protecting the interests of depositors.

The Committee believes that compensation of Columbia’s Chief Executive Officer, other executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies that Columbia has established and enunciated.

When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers (1) Columbia’s performance during the past year and recent quarters in meeting its financial and other performance goals, (2) the individual’s performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions with companies of comparable size, maturity and pursuing similar objectives, and other companies within the financial institutions industry. With respect to executive officers other than the Chief Executive Officer, the Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

The Committee periodically engages a compensation consultant to obtain executive compensation data from salary surveys reflecting peer group compensation data and to evaluate the information obtained in light of Columbia’s stated compensation objectives.

Compensation Programs and Practices

Columbia’s compensation program for executives consists of three key elements: (1) base salary, (2) a performance-based annual bonus, and (3) periodic grants of options and other stock-based compensation.

The Committee believes that this three-part approach best serves the interests of Columbia and its shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to Columbia’s overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation. This type of compensation is intended to align the interests of option holders and of Columbia’s shareholders, and further serve to promote an executive’s continued service to the organization.

Base Salary.    Base salaries for Columbia’s executive officers are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, an executive’s scope of responsibilities, and individual performance and contribution to the organization. Columbia’s Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other banking companies, including companies of different sizes, and provides this data to the Committee for its consideration in connection with the determination of levels of compensation. To the extent it deems appropriate, the Committee also considers general economic conditions within the area and within the industry. The Committee also meets periodically with an outside compensation consultant to evaluate the information obtained in light of Columbia’s stated compensation objectives.

Annual Bonus.    Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of Columbia and on specific individual performance targets. The performance targets may be based on one or more of the following criteria: maintaining sound asset quality, improving productivity, increasing earnings and return on equity and successfully pursuing Columbia’s growth strategy.

Options and Other Stock-Based Compensation.    The Committee follows a compensation philosophy that emphasizes options and other stock-based compensation. Columbia’s use of stock-based compensation focuses on the following guiding principles: (1) stock-based compensation has been and will continue to be an important element of employee pay; (2) the grant of stock options will be based on performance measures within the employee’s control; (3) owning stock is an important ingredient in forming the partnership between employees and the organization; and (4) ownership of significant amounts of Columbia’s stock by executives and senior officers of Columbia will facilitate aligning management’s goals with the goals of shareholders. The Committee anticipates that it will continue to emphasize stock-based compensation in the future.

Stock Ownership Guidelines

In 1997, the Committee approved stock ownership guidelines, which were amended in January 1999, for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of Columbia’s shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period.

The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Chief Executive Officer, President, and Chief Operating Officer) have a required minimum ownership of 26,680 shares; and (2) Executive Vice Presidents in charge of lending and retail, the Chief Credit Officer, and the Chief Financial Officer have a required minimum ownership of 20,010 shares.

The Board has also approved stock ownership guidelines that call for directors to achieve a stock ownership position of at least 6,670 shares by the year 2002 or within five years of joining the Board.

At year-end 2003 all directors and executive officers that had been with the organization for five years or more had exceeded the ownership guidelines.

Chief Executive Officer Compensation

Mr. Weyerhaeuser served as interim Chief Executive Officer of Columbia from July 2002 until Ms. Dressel’s appointment in February 2003. During that period, he received no monetary consideration other than his compensation for serving as Chairman of the Board. Ms. Melanie J. Dressel serves as President and Chief Executive Officer of Columbia Bank and has served as President and Chief Executive Officer of Columbia since February 2003. In evaluating the compensation of Ms. Dressel for services rendered in 2003, the Committee considered both quantitative and qualitative factors.

In looking at quantitative factors, the Committee reviewed Columbia’s 2003 financial results. Specifically, the Committee considered net income and earnings per share, as well as, the following:

•	average total assets and total deposits grew by 6% and 9% respectively;

•	average core deposits grew by 14.9%; and

•	Columbia’s Allowance for Loan & Lease Losses grew from 1.63% at year-end 2002 to 1.88% of total loans as of December 31, 2003.

In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Ms. Dressel in 2003. Specifically, the Committee recognized her leadership in strategically positioning Columbia as a recognized competitor in the banking industry and in Columbia’s market area, which helped to improve the Company’s earnings and stock appreciation by 79% and 72%, respectively, over 2002.

Policy With Respect to $1 Million Deduction Limit

It is not anticipated that the limitations on deductibility, under Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to Columbia or its subsidiaries in the foreseeable future. In the event that such limitations would apply, the Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of Columbia. This may or may not involve actions to preserve deductibility.

Conclusion

The Committee believes that for 2003 the compensation terms for Ms. Dressel, as well as for the other executive officers, were relatively conservative. However, given the uncertainty inherent in the economic environment, Columbia has determined that a conservative approach to compensation of its top executives was appropriate, despite improvement in performance.

Thomas Hulbert, Chairman

Frederick Goldberg

John A. Halleran

Donald Rodman

Thomas L. Matson

Stock Performance Graph

The following graph shows a five-year comparison of the total return to shareholders of Columbia’s common stock, the Nasdaq U.S. Stock Index (which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market) and the Columbia Peer Group (comprised of banks with assets of $1 billion to $5 billion, all of which are located in the western United States). The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The graph assumes that the value of the investment in Columbia’s common stock, the Nasdaq and the Columbia Peer Group was $100 on December 31, 1998, and that all dividends were reinvested.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Columbia Banking System, Inc.	100.00	74.49	97.16	89.62	90.93	157.50
NASDAQ—Total US	100.00	185.95	113.19	89.65	61.67	92.90
Columbia Peer Group*	100.00	94.30	99.46	127.05	133.68	154.71

Compensation Tables

Summary Compensation Table

The following table shows compensation paid or accrued for the last three fiscal years to Columbia’s Chief Executive Officer and each of the Named Executives earning in excess of $100,000.

	Annual Compensation					Long-Term Compensation Awards		All Other Compensation(4)
Name and Principal Position	Year	Salary(1)		Bonus(2)		Restricted Stock Awards	Securities Underlying Options(#)(3)
William T. Weyerhaeuser, Chairman	2003 2002	$ $	25,000 10,500		-0- -0-	-0- -0-	1,000 1,050	$ $	9,583 6,602

Melanie J. Dressel, President and Chief Executive Officer	2003 2002 2001	$ $ $	232,000 225,000 225,000		$116,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	$ $ $	27,497 36,031 14,198

Harald R. Russell, Executive Vice President and Chief Credit Officer	2003 2002 2001	$ $ $	170,000 165,000 165,000		-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$ $ $	18,598 22,038 12,700

Gary R. Schminkey, Executive Vice President, Chief Financial Officer	2003 2002 2001	$ $ $	170,000 150,000 133,612		$50,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	$ $ $	15,703 18,331 10,446

Evans Q. Whitney, Executive Vice President	2003 2002 2001	$ $ $	170,000 165,000 165,000		$35,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	$ $ $	17,066 53,853 13,045

Mark W. Nelson, Executive Vice President	2003 2002	$ $	150,000 30,261	$ $	64,593 10,417	-0- -0-	-0- 10,000	$ $	10,096 144

(1)	Represents the fees paid to Mr. Weyerhaeuser as Chairman of the Board and committee fees. Mr. Weyerhaeuser served as interim Chief Executive Officer of Columbia from July 2002 until Ms. Dressel’s appointment in February 2003. During that period, he received no monetary consideration other than his compensation for serving as Chairman of the Board.

Represents total cash compensation earned, including interest on deferred compensation accruals.

(2)	$14,593 of Mr. Nelson’s bonus figure represents the second and last installment of a one-time signing bonus paid to Mr. Nelson at the time of hire. All other dollar figures represent bonuses for services rendered in 2003.

(3)	Numbers have been adjusted for applicable stock splits and applicable stock dividends. The options granted to Mr. Weyerhaeuser were granted in his capacity as Chairman of the Board.

(4)	Amount shown for Mr. Weyerhaeuser reflects long term care insurance premiums paid by Columbia.

Amount shown for Ms. Dressel in 2003 include $6,360 in 401(k) plan matching contributions, $10,600 in 401(k) and Deferred Compensation Plan discretionary contributions, $1,091 in economic benefit for split dollar insurance and $9,446 in long-term care insurance premiums paid by Columbia.

Amount shown for Mr. Russell in 2003 include $5,100 in 401(k) plan matching contributions, $8,500 in 401(k) discretionary contributions, $947 in economic benefit for split dollar insurance, and $2,551 in expense allowance.

Amounts shown for Mr. Schminkey in 2003 include $4,933 in 401(k) matching contributions, $8,500 in 401(k) discretionary contributions and $770 in economic benefit for split dollar insurance.

Amounts shown for Mr. Whitney in 2003 include $5,100 in 401(k) plan matching contributions, $8,500 in 401(k) discretionary contributions and $1,966 in economic benefit for split dollar insurance.

Amount shown for Mr. Nelson in 2003 includes $3,037 in 401(k) plan matching contributions, $5,000 in 401(k) discretionary contributions, $1,691 in economic benefit for split dollar insurance and $633 in economic benefit for group term life insurance premiums.

Option Grants in 2003

No options were granted to the Named Executives during 2003.

Option Exercises in 2003

The following table summarizes option exercises and the value of unexercised options held by the Named Executives during 2003.

Aggregated Option Exercises in Last Fiscal Year

and Year End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised Options at Year End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
William T. Weyerhaeuser	-0-	-0-	3,734	4,833	$23,873	$41,732
Melanie J. Dressel	-0-	-0-	28,042	-0-	$287,470	$0
Mark W. Nelson	-0-	-0-	-0-	10,000	$0	$104,500
Harald R. Russell	-0-	-0-	25,420	-0-	$300,496	$0
Gary Schminkey	-0-	-0-	11,595	-0-	$128,738	$0
Evans Q. Whitney	-0-	-0-	18,486	-0-	$195,712	$0

(1)	In accordance with applicable rules of the SEC, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $21.66, the closing sale price of Columbia’s common stock reported on the Nasdaq National Market on December 31, 2003, the last trading day of 2003. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Equity Compensation Plan Information

	Year Ended December 31, 2003
	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans(1)(2)
Equity compensation plans approved by security holders	658,431	$12.37	167,449
Equity compensation plans not approved by security holders	0	$0	0

(1)	Consists of shares that are outstanding and shares available for future issuance under the stock option plans.

(2)	Includes 41,872 shares available for purchase under the Employee Stock Purchase Plan as of December 31, 2003.

Other Employee Benefits

401(k) Plan.    Columbia maintains a defined contribution plan, in the form of a 401(k) Plan, that allows employees to contribute up to 75% of their compensation each year. The 401(k) Plan is administered by an outside firm. Investment of employee contributions to the 401(k) Plan are directed by the employee into several investment options, one of which is Columbia’s Common Stock. Columbia currently makes matching contributions to the extent of 50% of employees’ contributions up to 3% of each employee’s total compensation and is authorized to make a discretionary contribution as determined by the Committee each year. Columbia contributed approximately $448,000 in matching funds to the 401(k) Plan during 2003 and made a discretionary contribution of approximately $1,000,000 for the year 2003.

Employee Stock Purchase Plan.    Columbia also maintains an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995 and amended in January 2000. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions.

Incentive Bonus Plan.    Columbia has in place a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon year-end results of operations for Columbia and attainment of goals by individuals. The size of the bonus pool is based upon an assessment of Columbia’s performance as compared to both budgeted and prior fiscal year performance and the extent to which Columbia achieved its overall goals. Once the bonus pool is determined, the Chief Executive Officer or other executive officers, as appropriate, make bonus recommendations to the Personnel and Compensation Committee, within the limits of the pool, based upon an evaluation of individual performance and contribution to Columbia’s overall performance. In 2003, Columbia contributed $843,000 to the Plan.

Supplemental Executive Retirement Plan and Split Dollar Benefit.    In 2001, Columbia implemented a supplemental executive retirement plan (the “SERP”) for certain executive officers of Columbia (the “Executives”) to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (“BOLI policies”) on the lives of the Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses.

The SERP provides the Executives with lifetime retirement benefits generally targeted to be the lesser of a fixed initial amount or 60% of the Executive’s respective final full year of total compensation (as shown on the Form W-2). The SERP includes a number of restrictions on payment, including a requirement, subject to exception, that the Executive remain employed by Columbia until age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Executives benefit. These potential adjustments include provisions for early retirement at a reduced benefit amount, a 2% annual inflation adjustment to benefit payments, an “Applicable Percentage” schedule, from 0% to 100%, analogous to a five year vesting schedule, that provides for a reduction in some benefit payments based on the Executive’s tenure. Executives terminated pursuant to a change in control of Columbia, or disabled under any circumstances will be entitled to an Applicable Percentage of 100%, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Executive violates non-competition requirements or is terminated for cause or resigns voluntarily before achieving an Applicable Percentage of 100%. The retirement benefits are funded from accruals to a benefit accounting during the participant’s employment. The amount of the accrual is determined annually.

Associated with the SERP benefit is a death benefit for each Executive’s designated beneficiaries. Beneficiaries designated by an Executive are entitled to a split dollar share of the death proceeds from the life insurance policies on each Executive, which vary depending on the Executive’s age at death, employment status with Columbia at the time of death, and eligibility to receive SERP payments.

Deferred Compensation Plan.    In December 2003, the Board of Directors adopted a Deferred Compensation Plan known as the 401 Plus Plan (“DCP”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board of Directors. The DCP generally provides for the deferral of certain taxable income earned by participants in the DCP. Non-employee directors may elect to have any portion, up to 100% of his or her director’s fees deferred. Designated officers or key employees may elect to defer annually under the DCP up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Restricted Stock.    In the past, Columbia has granted restricted stock awards to executives in order to reward the executives for prior service to Columbia and to provide incentives for such executives to continue to serve Columbia in the future. The awards provided for the immediate issuance of shares of Columbia common stock to the executive, with such shares held in escrow until the executive met certain conditions, vesting over a specified period. All restricted stock awards were fully vested effective January 28, 2003. The Board, as recommended by the Compensation Committee has determined that, subject to shareholder approval, all future stock award grants should be made under the Company’s Plan. As set forth below, the shareholders are being asked to amend the Plan to, among other things, provide for the grant of such restricted stock awards.

Executive Employment and Severance Agreements

Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective July 1, 1999 and as amended effective December 20, 2000. The term of the employment agreement with Ms. Dressel expires on June 30, 2004, unless extended or sooner terminated as provided in such agreement. The employment agreement with Ms. Dressel, as most recently amended, established her minimum annual salary at $225,000 beginning January 1, 2001.

Columbia has also entered into an employment agreement effective December 20, 2000 with Mr. Whitney who serves as an Executive Vice President of Columbia. The terms of Mr. Whitney’s employment agreement expire June 30, 2004, unless extended or sooner terminated as provided in such agreement. The employment agreement with Mr. Whitney establishes his minimum annual salary at $165,000 beginning January 1, 2001, as may be adjusted by the Personnel and Compensation Committee. The employment agreement entered into with Mr. Whitney replaced the Severance Agreement effective June 23, 1999.

The employment agreements with Ms. Dressel and Mr. Whitney contain covenants by such executives that they will not compete with Columbia in the State of Washington for two years after voluntarily terminating employment without “good reason” (as defined in the agreements).

The employment agreements also contain provisions that require payments in the event of a change in control (as defined in the agreements) and termination of employment without cause (as defined in the agreements). The payments would be due if such termination followed by up to two years and in certain cases preceded the change in control. Generally, in such circumstances, all contingent payments payable to the executives are deemed earned. Under the terms of the agreements, each of the executives is entitled to receive their base salary for two years following such termination or until the term of their respective employment agreement, whichever is longer. In such circumstances, the executives are also entitled to all benefits provided for in their respective agreements, to be fully vested as to any non-vested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. In the event that the executive receives an amount under these provisions which results in imposition of a tax on the executive under the provisions of Internal Revenue Code Section 4999 (relating to Golden Parachute payments) Columbia is obligated to reimburse such executive for that amount exclusive of any tax imposed by reason of receipt of reimbursement under their employment agreement.

In 2000, the Company also entered into a similar employment agreement with Mr. Russell, the terms of which would expire on June 30, 2004, unless otherwise extended or terminated. The employment agreement with Mr. Russell was terminated and was superseded by the Separation and Release Agreement described below.

Columbia has also entered into Severance Agreements with Gary R. Schminkey, Executive Vice President and Chief Financial Officer and Mark W. Nelson, Executive Vice President and Chief Credit Officer. The severance agreements contain provisions, similar to those contained in the employment agreements discussed above that require payments in the event of a change in control and termination of employment without cause. Under the terms of Mr. Schminkey and Mr. Nelson’s agreements, following termination arising out of a change in control situation, they are entitled to (i) receive their base salary for varying terms of up to three years in the case of Mr. Schminkey, two years for Mr. Nelson; (ii) accelerate the vesting of options; and (iii) remove the restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that they will not compete with Columbia in the State of Washington for up to three years after the commencement of severance benefit payments. The terms of the severance agreements become operable only in certain circumstances involving a change in control.

Separation and Release Agreement

Effective February 1, 2004, Columbia and Columbia Bank entered into a Separation and Release Agreement with Harald R. Russell. Under the terms of the agreement, Mr. Russell will be retained as a consultant to Columbia Bank until February 1, 2006, and will receive annual payments for two years of $170,000, payable in equal monthly payments, as well as, the payment of certain benefits. Under the terms of the Separation and Release Agreement, at age 65, Mr. Russell will receive lifetime retirement benefits amounting to $40,800 per year, unless he elects to begin payments at age 55, in which case payments will be reduced accordingly. The Separation and Release Agreement includes a non-competition and non-solicitation clause that places certain restrictions on Mr. Russell from competing with Columbia or Columbia Bank during the term of his Consulting Agreement.

PROPOSAL NO. 2: AMENDMENT TO 2000 AMENDED AND RESTATED STOCK OPTION PLAN

General

Columbia has historically maintained a stock option plan for the benefit of employees and directors of the Company. The Plan was originally adopted in 1988, and subsequently amended.

The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to Columbia’s success, to encourage ownership of Columbia’s common stock by employees and directors and to promote Columbia’s success by providing both rewards for exceptional performance and long-term incentives for future contributions. Given that Columbia’s compensation levels are relatively moderate, the Board believes that stock-based compensation is an important element to maintain and attract the best people to help grow the Company and its earnings.

Columbia’s Plan currently provides for the grant of incentive stock options and nonqualified stock options. Columbia’s stock option program was designed to promote excellent performance over an employee’s career through compensation that increases with the Company’s long-term performance. Stock options have been used as incentive compensation for both Stock options have been used as incentive compensation for both executives and directors and restricted stock awards have been used as incentive compensation for executives. In order to formalize the use of options and restricted stock awards for incentive compensation for both executives and directors, the Board proposes that, subject to approval of the shareholders, the Plan be amended to provide for the grant of restricted stock awards for both employees and directors as appropriate. As an additional incentive for employees, the Board proposes that, subject to approval of the shareholders, the Plan be amended to provide for the grant of restricted stock awards. The Board further believes that the number of shares of common stock currently available for issuance will be insufficient to achieve the purposes of the Plan unless additional shares are authorized.

The Plan currently authorizes the issuance of up to 825,880 shares of common stock pursuant to the grant of stock options (as adjusted for stock options and stock splits). Of those shares, 658,431 are granted but unexercised options and only 167,449 remain available for future grant. Accordingly, the Board is proposing to increase the number of shares available under the Plan by 800,000 shares, from 167,449 to 967,449. The Board believes this is well below many of the Company’s peer banks. The Board recommends the shareholders approve the amendments to the Plan in order to allow Columbia to continue to offer stock options and, if approved, restricted stock awards to employees as part of its overall compensation package. The material features of the Plan, and the features of the restricted stock awards are summarized below. A copy of the full text of the proposed plan, to be renamed the “Amended and Restated Stock Option and Restricted Stock Plan” (“Amended Plan”) will be provided to any shareholder on request to the Company’s Corporate Secretary.

Restricted Stock Award

The Restricted Stock Award (“Award”) will be evidenced by a written agreement consistent with the terms of the Amended Plan. The Committee will determine the amount and the grant price of the Award, which may be less than the fair market value of the shares of common stock of Columbia as of the date of purchase and must be paid in full within five days from the date of grant. Certificates representing the Award will be held in escrow and will generally vest over a period of four years from the date of grant, beginning with 25% on the first anniversary and each anniversary thereafter. The Award will be subject to any restrictions that the Committee may impose, including, but not limited to, completion of a specified number of years of service and attainment of performance goals that are set forth in the agreement. Employees holding Awards (both vested and unvested) will have the same rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the Award (“Restricted Shares”). Certificates representing Restricted Shares will contain a legend and will be subject to compliance with applicable Federal and state securities laws.

Material Terms of the Plan and Proposed Amended Plan

The Plan and if approved, the Amended Plan, is administered by the Personnel and Compensation Committee. If approved, the amendment will allow for the grant of Awards, and will increase the number of shares available under the Amended Plan (including shares subject to granted by unexercised options) to 1,625,880.

The current Plan provides for the issuance of options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options.

Terms and Conditions of Options

All options granted under the Plan will expire not more than ten years from the date of grant. The option exercise price is payable in cash or other consideration including Company common stock. The Board of Directors has the authority to terminate the Plan at any time. If it is not terminated sooner by the Board of Directors, the Plan will terminate on the 10th anniversary of its effective date. The Plan may be amended by the Board of Directors without shareholder approval, except that no such amendment may (i) increase the number of shares that may be issued pursuant to the Plan, or (ii) change the class of employees who may be granted options, without shareholder approval.

All granted but unexercised options under the existing Plan will remain outstanding for their respective terms. Approval of the amendment to the Plan requires the affirmative vote of shareholders owning a majority of the Company’s common stock represented in person or by proxy at the Annual Meeting, assuming a quorum is present.

Tax Consequences

Incentive Stock Options.    Holders of incentive stock options incur no federal income tax, other than potential alternative minimum tax, (and the Company is not entitled to a deduction) on the grant or exercise of such options. When stock received upon exercise of an incentive stock option is sold at a gain, the holder incurs tax at capital gains rates, provided certain holding period requirements are met. If the holder had previously paid the alternative minimum tax, a tax credit may be available to offset the regular income tax liability. In order to qualify as an incentive stock option under Section 422 of the U.S. Internal Revenue Code, an option much satisfy certain requirements, including the following:

•	The option price may not be less than the fair market value of the stock at the time the option is granted.

•	Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the market value of stock (which fair market value is measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option shall be treated as a nonqualified stock option to the extent of the excess. For example, if an option (that otherwise qualifies as an incentive stock option) is granted in the current calendar year to acquire 20,000 shares at an exercise price of $10 per share (the fair market value of the stock at the time the option is granted) and the option can be exercised to acquire all 20,000 shares in the current calendar year, then the option will be treated as an incentive stock option with respect to 10,000 shares and a nonqualified stock option with respect to the remaining 10,000 shares. On the other hand, if the option is granted in the current calendar year, but it provides that it can be exercised to acquire 10,000 shares in the current calendar year and 10,000 shares in the following calendar year, then the option will be treated as an incentive stock option with respect to all 20,000 shares, even if the grantee chooses to not exercise any part of the option in the current calendar year and instead waits until the following calendar year to exercise the option to acquire 20,000 shares.

Nonqualified Stock Options.    The holder of a nonqualified stock option recognizes income subject to federal income tax on the date of exercise of such option. The holder is taxed on the excess of (i) the fair market value of the stock (measured on the date of exercise) acquired upon exercise of the option over (ii) the option exercise price. The income is taxable at ordinary income rates and the Company is entitled to a deduction for the amount so included in income. The exercise price of nonqualified options granted under the Plan may be no less than the greater of (i) the fair market value of the common stock, or (ii) the net book value of the common stock, in each case, at the time of grant.

Restricted Stock Awards.    A grantee of Restricted Stock is not subject to federal income tax with respect to the stock at the time of grant. Instead, the grantee is subject to federal income tax with respect to such stock in the taxable year in which the stock is transferable or is no longer subject to a substantial risk of forfeiture, whichever is applicable. The amount that the grantee must include in gross income with respect to the restricted stock is the excess of the fair market value of the stock at the time it is transferable or no longer subject to a substantial risk of forfeiture, whichever is applicable, over the amount (if any) that was paid for the stock. In lieu of the foregoing, a grantee of restricted stock can make a special election under Section 83(b) of the U.S. Internal Revenue Code to include in gross income, for the taxable year in which the stock is granted, the excess of the fair market value of the stock at the time of grant over the amount (if any) paid for the stock. The Company is entitled to a deduction for the amount included by the grantee in income.

Voting to Amend the Plan

The affirmative vote of a majority of those shares present and entitled to vote are required to amend the Plan. Brokers do not have discretion to cast a vote FOR the amendment to the Plan without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted. A “non-vote” has the same effect as a vote against.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board of Directors.

Name	Age	Position	Has Served as an Officer of the Company since
H. R. Russell	49	Executive Vice President—Senior Lending Officer	1993
Gary R. Schminkey	46	Executive Vice President and Chief Financial Officer	1993
Evans Q. “Tex” Whitney	60	Executive Vice President/Human Resources	1993
Mark W. Nelson(1)	52	Executive Vice President/Chief Banking Officer	2002

(1)	Mr. Nelson joined Columbia Bank as an Executive Vice President and Senior Credit Officer in October 2002. Prior to joining Columbia Bank, Mr. Nelson was a Senior Vice President and Chief Lending Officer at Whidbey Island Bank. Mr. Nelson’s experience spans over 30 years and includes executive positions with Evergreen Bank and Bank of America, as well as lending positions with Puget Sound National Bank and the Bank of California.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Columbia’s directors and executive officers to send reports of their ownership of Columbia’s stock to the Securities and Exchange Commission. Columbia believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2003. In making this disclosure, Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During 2003 certain directors and executive officers of Columbia and Columbia Bank, and their associates, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, in December 2000, Columbia’s Board approved the issuance of an aggregate of 50,000 shares of Columbia common stock to certain of its Named Executives, in return for receipt from each Executive of a full recourse promissory note payable to Columbia, on or before the seventh anniversary of the date of purchase, for the full amount of the purchase price of the shares, with interest payable annually at the fixed rate of 5.87% per annum, the mid-term federal rate established by the Internal Revenue Service and effective in the month of December 2000. Specifically, the Board approved the deferred purchase of 15,000 shares by Ms. Dressel in exchange for a $196,875.00 promissory note, and for the deferred purchase of 10,000 shares each by Messrs. Russell and Whitney in exchange for a $131,250.00 promissory note from each.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP performed the audit of the consolidated financial statements of Columbia and its subsidiary for the year ended December 31, 2003. Shareholders are not required to take action on the selection of the public accountants. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Paid to Independent Auditors

During the fiscal years ended December 31, 2003 and December 31, 2002, fees paid to our independent auditors, Deloitte & Touche LLP (“Deloitte”), consisted of the following:

Audit and audit-related fees aggregated $215,000 and $180,328 for the years ended December 31, 2003 and 2002, respectively and were composed of the following:

Audit Fees.    The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $189,685 and $154,798, respectively.

Audit-Related Fees.    The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2003 and 2002 were $25,315 and $25,530, respectively. These fees relate to examination of management’s assertion regarding the effectiveness of internal control (FDICIA).

Tax Fees.    The aggregate fees billed for tax compliance services for the fiscal years ended December 31, 2003 and 2002 were $2,755 and $0, respectively. The fees in 2003 relate to consultation regarding B&O tax refunds and vesting of unregistered stock.

All Other Fees.    The aggregate fees for services not included above were $0 for each of the fiscal years ended December 31, 2003 and 2002.

The ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees was 0:1 for each of the fiscal years ended December 31, 2003 and 2002.

In considering the nature of the services provided by Deloitte & Touche, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte & Touche in 2003 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 25, 2004 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte & Touche may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte & Touche in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by Deloitte & Touche during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from Deloitte & Touche when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed the lesser of $12,650 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not identified at the time of the engagement to be non-audit services;

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors makes the following report, which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards. During 2002 and early 2003, the SEC issued rules under Sarbanes-Oxley governing the role and membership standards of audit committees. A copy of the revised Audit Committee Charter as adopted by the Board of Directors to reflect these new rules is attached as Appendix A.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board of Directors.

With respect to fiscal 2003 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

(3)	discussed with the Columbia’s internal and independent accountants the overall scope and plans for their respective audits;

(4)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting; and

(5)	received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1 (Independence Discussion with Audit Committee) and has discussed with representatives of Deloitte & Touche LLP that firm’s independence.

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to Columbia’s Board of Directors that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

John P. Folsom, Chairman

Jack Fabulich

Thomas M. Hulbert

Daniel C. Regis

James M. Will

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s Annual Report and Form 10-K for the year ended December 31, 2003 (which is not a part of Columbia’s proxy soliciting materials) is being mailed to Columbia’s shareholders with this Proxy Statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

JoAnne Coy

VP, Marketing Director

P. O. Box 2156, MS 8300

Tacoma, WA 98401-2156

Fax: (253) 305-0317

Delivery of Documents to Stockholders Sharing an Address

In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions fro one or more of the stockholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written or oral request to the Marketing Director at the address and number written above. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

APPENDIX A

AUDIT COMMITTEE CHARTER

This Audit Committee Charter has been adopted by the Columbia Banking System, Inc. (“Company”) Board of Directors on recommendation by the Audit Committee of the Board (the “Committee”). The Committee shall review and reassess this Charter annually.

Committee Role, Independence and Organization

The Committee assists the Board of Directors in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It will have the authority and duties set forth in this Charter and also have such other duties as may from time to time be assigned by the Board.

Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whose qualifications include independence and financial literacy, as determined under the Sarbanes-Oxley Act of 2002 (the “Act”) and applicable rules of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), as such requirements may be modified or supplemented from time to time. At least one member of the Committee must be an “audit committee financial expert” and have “financial sophistication” under the requirements of the Act and the applicable rules of the SEC and Nasdaq. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

No member of the Audit Committee shall receive any compensation other than director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that directors receive.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its duties and responsibilities, the Committee is empowered to investigate any matter relating to the Company, including accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to Company books, records, facilities and personnel. The Committee will have the authority to retain legal, accounting or other consultants to advise the Committee. The Committee will determine the appropriate funding necessary to compensate any advisors to the Audit Committee, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Company’s responsibility to do so.

One member of the Committee shall be appointed as Chair. In the absence of the Chair, a quorum of the members may nominate an interim Chair. The Chair shall maintain regular communication with the Director of Internal Audit, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the lead independent audit partner.

Meetings and Reports

The Committee shall meet at least four times a year with Internal Audit, or more frequently as the Committee considers necessary. At least once each year the Committee or Chair shall have a private meeting with the independent auditors and may, in their discretion, meet privately with the internal auditors. The independent auditors and management may be invited by the Committee to participate in specific portions of Committee meetings to provide information, expertise and to facilitate discussion when appropriate.

The Committee shall report regularly to the Board of Directors. Such report to the Board may take the form of an oral report by the Chairman or any other member of the Committee designated to make such report.

Committee Responsibilities

The general activities of the Committee in carrying out its responsibilities are described below. The Committee shall be responsible for:

•	The appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The Company’s independent auditors will report directly to the Committee.

•	Pre-approval of all auditing services and permissible non-audit services to be provided to the Company by the Company’s independent auditors, except for “prohibited non-auditing services” as specified in the Act and applicable rules of the SEC. The Committee has the sole authority to make these approvals, although such approval may be delegated to the Audit Committee Chairman so long as the approval is presented to the full committee at a later time.

•	Reviewing and approving the fees to be paid to the Company’s independent auditors and otherwise be responsible for the compensation of such auditors. In such regard, the Committee will determine the appropriate funding necessary to compensate any accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, and will work with the Board as a whole to ensure that such funds are provided pursuant to the Company’s obligation to do so.

•	Evaluating, together with the Board, management, and the Director of Internal Audit, the performance of the independent auditors.

•	Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committees). The Committee shall actively discuss with the independent auditors any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors’ independence.

•	Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include any matters raised by the independent auditors, including any matters required to be discussed under Statement on Auditing Standards No. 61 and such other matters as the Committee or the independent auditors shall deem appropriate. Based on such review and the Committee’s evaluation of the independence of the auditors, the Committee shall make its recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

•	Issuing annually a report of the Audit Committee to be included in the Company’s proxy statement, as required by the rules of the Securities and Exchange Commission.

•	Overseeing the relationship with the independent auditors, receiving and reviewing audit reports, providing the auditors full access to the Committee, and the Board as appropriate, and to report appropriate matters.

•	Overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function within the organization and its independence, objectivity, responsibilities, plans, results, budget and staffing. The Committee also is authorized to review the performance of the Director of Internal Audit and may take action it deems appropriate in the event of unsatisfactory performance.

•	Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company’s internal controls.

•	Discussing with management and/or the Company’s counsel any legal matters, including the status of pending litigation, that may have a material impact on the Company’s financial statements, and material reports or inquiries from regulatory or governmental agencies.

•	Reviewing the annual management letter and management responses with the independent auditors, internal auditors and management.

•	Reviewing alleged fraudulent actions or violations of law reported by internal compliance staff or by the independent auditors.

•	If the function is not performed by another committee of independent Company directors, reviewing and approving all related party transactions within the scope of Item 404(a) (“Transactions With Management and Others”) of Regulation S-K promulgated by the SEC.

•	Maintaining procedures for the receipt, retention and treatment of complaints received by the Company regarding financial statements, disclosures, accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees or agents of the Company regarding the same. Such procedures are set forth in Exhibit A.

The Committee may consider undertaking additional duties to fulfill its oversight functions.

The Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Committee does. Accordingly, the Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

Exhibit A

Complaint Procedures

The Company shall forward to the Audit Committee of the Board of Directors (the “Committee”) any complaints that it receives regarding financial statement disclosures, accounting, internal controls, or auditing matters (“Financial Disclosure Matters”).

Any Company employee or agent may submit, any concerns regarding Financial Disclosure Matters including audit, control and finance matters by speaking with their supervisor, the Human Resources Department, or a member of executive management. Executive management will provide the reported information to the Audit Committee.

An employee or agent may also report, on a confidential, anonymous basis (if the employee so desires) any concerns to Ethicspoint. This outside services can be accessed by the Ethicspoint desktop ICON link provided on Company computers or by a toll free Hotline to Ethicspoint. 1-866 –ETHICSP. Ethicspoint assures complete employee anonymity and confidentiality. Ethicspoint provides the reported information to the Company’s Audit Committee. If the employee wishes to discuss the matter with the Audit Committee, he or she will be provided with contact information.

The Committee shall retain any such complaints for a period of no less than seven years.

columbia banking systems, Inc.

proxy for annual meeting of shareholders

April 28, 2004

This proxy is solicited on behalf of the board of directors of columbia banking systems, Inc.

The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints Melanie J, Dressel and William T. Weyerhaeuser, and each of then (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all of the common stock of columbia standing in my name and on its books on March 8, 2004, at 1:00p.m., and at any adjournment thereof., with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 28,02004 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

PLEASE SIGN AND RETURN IMMEDIATELY

COLUMBIA BANKING SYSTEM, INC.

1301 A STREET, STE.800

TACOMA, WASHINGTON 98402-4200

VOTE INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, Sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Banking System, Inc., c/o ADP, 51 Mercedes way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS

KEEP THIS PORTION FOR YOUR RECORDS ------

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA BANKING SYSTEM, INC.

THE BOARD RECOMMENDS A VOTE FOR 0 2 0000000000 214958292475

PROPOSALS 1 AND 2

1. ELECTIONOF DIRECTORS.

A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders3 in the year 2005 or until their successors are duly elected and qualified:

01) Melanie J Dressel

02) John P Folsom

03) Frederick M. Goldberg

04) Thomas M. Huibert

05) Thomas L. Matson

06) Daniel C. Regis

07) Donald Rodman

08) William T. Weyerhaeuser

09) James M. Will

Forward withhold For All All All Except

To withold authority to vote, mark “For all except” and write the nominee’s number on the line below.

2 AMENDMENT TO 2000 AMENDED AND RESTATED STOCK OPTION PLAN.

A proposal to amend Columbia’s, Zoo0 Amended and Restated Sock Option Plan to (i) provide for the issuance of restricted stock awards; and (ii) increase the number of shares available under the Plan.

In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTEDAS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH HEREIN.

Management knows of no other rnatters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

NOTE: Signature(s) should agree with name(s) on Columbia stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of coriporations or partnerships should so indicate when signing. All joint owners must sign.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household Yes No -

Signature [PLEASE SIGN WITHIN BOX] Date

For Against Abstain

AUTO DATA PROCESSING INVESTOR COMH SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY

EDGEWOOD, MY

11717

Signature (Joint Owners) Date

123,456,789,012 I 197236102

I 45